Exhibit 99.1

For Immediate Release

Corel Announces Cost Reduction Measure

Ottawa, Canada - June 8, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced that it is reducing its workforce as a cost reduction measure.

This cost reduction is a step towards the company's previously announced intention to reduce costs by approximately $40 million on an annualized basis. Corel has reduced its total workforce by approximately 320 positions or 21 per cent, consisting of employee terminations, termination of contractors and attrition. Employees in all departments were affected.

"This was not an easy decision to make," said Dr. Michael Cowpland, president and chief executive officer of Corel Corporation. "We value all of our employees. They're highly-skilled, motivated people whose energy and dedication have contributed to the company's reputation for innovation over the years. After much careful deliberation, the company concluded that these steps were necessary."

At his request, Dr. Cowpland has voluntarily opted to forego his salary at this time.

"Corel has made a firm commitment to realign our cost structure to support current revenue expectations and our long-term strategic goals," said John Blaine, executive vice-president of finance and chief financial officer at Corel Corporation. "Today we are announcing an important step towards such realignment."

The company has filed a preliminary prospectus relating to the offering of its common shares with certain Canadian securities commissions. Accordingly, Corel is currently in a quiet period and is restricted from commenting in-depth about this or any other aspect of its cost-savings plan.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, content, e-commerce and online services. For access to these services and more information go to www.corel.com or . Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contacts:

Catherine Hughes

(613) 728-0826 ext. 1659

catherineh@corel.ca

John Hladkowicz (Investor Relations)

(613) 728-0826 ext. 1194

johnh@corel.ca